CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Bearish Range-Bound Equity-Linked Partial Principal at Risk Securities due 2022	$3,000,000	$327.30

September 2021

Pricing Supplement No. 2,372

Registration Statement Nos. 333-250103; 333-250103-01

Dated September 1, 2021

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Bearish Range-Bound Equity-Linked Partial Principal at Risk Securities due September 8, 2022

Based on the Inverse Performance of the S&P 500® Index

Fully and Unconditionally Guaranteed by Morgan Stanley

Bearish Range-Bound Equity-Linked Partial Principal at Risk Securities, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest, provide for a minimum payment amount of only 93% of principal at maturity and have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented and modified by this document. At maturity, if the final index value is less than the initial index value and greater than or equal to the downside threshold value, which is 80% of the initial index value, meaning that the underlying index has declined but by no more than 20%, investors will receive the stated principal amount of their investment plus a positive return reflecting 100% of the percentage decline, which will effectively be limited to a positive return of 20%. However, if the final index value is less than the downside threshold value, investors will receive the stated principal amount of their investment, without any positive return on the securities. Alternatively, if at maturity the underlying index has appreciated in value, investors will lose 1% for every 1% increase of the final index value from the initial index value, subject to the minimum payment amount. Investors may lose up to 7% of the stated principal amount of the securities. The securities are for investors who seek an inverse, range-bound equity index-based return, and who are willing to risk 7% of their principal and to forgo current income and returns above the inherent maximum payment amount in exchange for the repayment of at least 93% of the principal at maturity and the opportunity to earn a return based on a limited range of depreciation of the underlying index. The maximum gain on the securities is limited because of the downside threshold value, and the inherent maximum payment at maturity is $1,200 per security, which would be payable only in the unlikely scenario that the final index value represents a decline of exactly 20% from the initial index value. The securities are securities issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments on the securities, including the payment of the minimum payment amount at maturity, are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Stated principal amount:	$1,000 per security
Aggregate principal amount:	$3,000,000
Pricing date:	September 1, 2021
Original issue date:	September 7, 2021 (3 business days after the pricing date)
Maturity date:	September 8, 2022
Interest:	None
Underlying index:	S&P 500® Index
Payment at maturity:

If the final index value is less than the initial index value and greater than or equal to the downside threshold value:

$1,000 + supplemental redemption amount

In this scenario, you will receive a 1% positive return on the securities for each 1% negative return on the underlying index. In no event will this amount exceed the stated principal amount plus $200.

If the final index value is less than the downside threshold value:

$1,000

If the final index value is greater than or equal to the initial index value:

$1,000 + ($1,000 × bearish index percent change), subject to the minimum payment amount

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 per security by an amount that is proportionate to the percentage increase of the underlying index. However, under no circumstances will the payment due at maturity be less than the minimum payment amount of $930 per security.

Supplemental redemption amount:	(i) $1,000 times (ii) the bearish index percent change times (iii) the participation rate
Minimum payment amount:	$930 per security (93% of the stated principal amount)
Participation rate:	100%
Bearish index percent change:	(initial index value - final index value) / initial index value
Initial index value:	4,524.09, which is the index closing value on the pricing date
Final index value:	The index closing value on the determination date
Downside threshold value:	3,619.272, which is 80% of the initial index value
Determination date:	September 2, 2022, subject to postponement for non-index business days and certain market disruption events
CUSIP / ISIN:	61773FWH2 / US61773FWH27
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$980.60 per security. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions(2)	Proceeds to us(3)
Per security	$1,000	$6	$994
Total	$3,000,000	$18,000	$2,982,000

(1) The securities will be sold only to investors purchasing the securities in fee-based advisory accounts.

(2) MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $994 per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3) See “Use of proceeds and hedging” on page 15.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Equity-Linked Partial Principal at Risk Securities dated November 16, 2020

 Index Supplement dated November 16, 2020    Prospectus dated November 16, 2020

Morgan Stanley Finance LLC

Bearish Range-Bound Equity-Linked Partial Principal at Risk Securities due September 8, 2022

Based on the Inverse Performance of the S&P 500® Index

Investment Summary

Bearish Range-Bound Equity-Linked Partial Principal at Risk Securities

The Bearish Range-Bound Equity-Linked Partial Principal at Risk Securities due September 8, 2022 Based on the Inverse Performance of the S&P 500® Index (the “securities”) provide investors with an opportunity to gain 100% upside exposure for a limited range of depreciation of the underlying index, and provide downside exposure for any appreciation of the underlying index, subject to the minimum payment amount at maturity of $930 per security.

If the final index value is less than the initial index value and greater than or equal to the downside threshold value, which is 80% of the initial index value, meaning that the underlying index has declined but by no more than 20%, the securities will pay the stated principal amount of $1,000 plus a supplemental redemption amount, subject to an inherent maximum payment amount of $1,200 per security (120% of the stated principal amount). The supplemental redemption amount provides 100% participation (e.g., if the underlying index depreciates 10% from the initial index value to the final index value, the investor receives 100% of principal plus 10% at maturity) in a limited range of negative performance of the underlying index. If the final index value is less than the downside threshold value, investors will receive the stated principal amount of their investment, without any positive return on the securities. If the final index value is equal to or greater than the initial index value, the payment at maturity per security will be equal to or less than the $1,000 principal amount of securities by an amount proportionate to the increase in the underlying index as of the determination date, subject to the minimum payment amount of $930 per security. The securities do not pay interest, and all payments on the securities, including the payment of the minimum payment amount at maturity, are subject to our credit risk.

Maturity:	Approximately 1 year
Minimum payment amount:	$930 per security (93% of the stated principal amount). You could lose up to 7% of the stated principal amount of the securities.
Participation rate:	100%, applicable only if the final index value is less than the initial index value and greater than or equal to the downside threshold value
Interest:	None

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $980.60.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the minimum payment amount, the downside threshold value and the participation rate, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon

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Morgan Stanley Finance LLC

Bearish Range-Bound Equity-Linked Partial Principal at Risk Securities due September 8, 2022

Based on the Inverse Performance of the S&P 500® Index

issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

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Morgan Stanley Finance LLC

Bearish Range-Bound Equity-Linked Partial Principal at Risk Securities due September 8, 2022

Based on the Inverse Performance of the S&P 500® Index

Key Investment Rationale

The securities offer 100% upside exposure for a limited range of depreciation of the underlying index, while providing for a minimum repayment of 93% of the stated principal amount if the securities are held to maturity, in exchange for forgoing current income and interest. All payments on the securities, including the payment of the minimum payment amount at maturity, are subject to our credit risk.

Minimum Payment Amount of 93% of Principal at Maturity	The securities provide for the minimum payment amount of 93% of principal if held to maturity.
Upside Scenario (if the final index value is less than the initial index value and greater than or equal to the downside threshold value)

The final index value is less than the initial index value and greater than or equal to the downside threshold value, and the securities return par plus 100% upside participation in the depreciation of the underlying index, subject to an inherent maximum payment amount of $1,200 per security (120% of the stated principal amount).

Par Scenario (if the final index value is less than the downside threshold value)	The final index value is less than the downside threshold value, and, at maturity, the securities pay only $1,000 per stated principal amount, without any positive return on the investment.
Downside Scenario (if the final index value is greater than the initial index value)

The final index value is greater than the initial index value, and the securities redeem for less than the $1,000 stated principal amount by an amount proportionate to the increase in the value of the underlying index, subject to the minimum payment amount of $930 per security (93% of the stated principal amount).

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Morgan Stanley Finance LLC

Bearish Range-Bound Equity-Linked Partial Principal at Risk Securities due September 8, 2022

Based on the Inverse Performance of the S&P 500® Index

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities, based on the following terms:

Stated principal amount:	$1,000 per security
Participation rate:	100%
Minimum payment amount:	$930 per security (93% of the stated principal amount)

Payoff Diagram

The Underlying Index
The Securities
Payment at Maturity on the Securities
$1,900
$1,800
$1,700
$1,600
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
$1,000 Stated Principal Amount
$930 Minimum Payment Amount
-100%
-80%
-60%
-40%
-20%
0%
7%
20%
40%
60%
80%
100%
Percentage Change in the Final Index Value

How it works

◼Upside Scenario (if the final index value is less than the initial index value and greater than or equal to the downside threshold value). If the final index value is less than the initial index value and greater than the downside threshold value, investors would receive the $1,000 stated principal amount plus 100% participation in the depreciation of the underlying index, subject to an inherent maximum payment amount of $1,200 per security (120% of the stated principal amount).

oIf the underlying index depreciates 10%, investors would receive a 10% return, or $1,100 per security.

◼Par Scenario (if the final index value is less than the downside threshold value). If the final index value is less than the downside threshold value, investors will receive the stated principal amount of their investment, without any positive return on the securities.

oIf the underlying index depreciates 21%, investors would receive a 0% return, or $1,000 per security.

oIf the underlying index depreciates 75%, investors would receive a 0% return, or $1,000 per security.

◼Downside Scenario (if the final index value is greater than the initial index value). If the final index value is greater than the initial index value, investors would receive an amount less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% increase in the underlying index over the term of the securities, subject to the minimum payment amount of $930 per security.

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Morgan Stanley Finance LLC

Bearish Range-Bound Equity-Linked Partial Principal at Risk Securities due September 8, 2022

Based on the Inverse Performance of the S&P 500® Index

oIf the underlying index appreciates 1.50% from the initial index value to the final index value, investors would lose 1.50% of their principal and receive only $985 per security at maturity, or 98.50% of the stated principal amount.

oIf the underlying index appreciates 50% from the initial index value to the final index value, investors would receive the minimum payment amount of $930 per security at maturity, or 93% of the stated principal amount.

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Morgan Stanley Finance LLC

Bearish Range-Bound Equity-Linked Partial Principal at Risk Securities due September 8, 2022

Based on the Inverse Performance of the S&P 500® Index

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

◼The securities do not pay interest and provide for a minimum payment amount of only 93% of principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and provide for a minimum payment amount of only 93% of principal at maturity. If the underlying index has appreciated over the term of the securities, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the increase in the value of the underlying index, subject to the minimum payment amount of $930 per security (93% of the stated principal amount). You could lose up to 7% of your investment in the securities.

◼The securities provide bearish (inverse) exposure to the performance of the underlying index. Because the securities provide bearish (inverse) exposure to the performance of the underlying index, your return on the securities will not benefit from any appreciation of the underlying index over the term of the securities. Any appreciation of the underlying index over the term of the securities will instead result in a loss of some of your investment.

◼The potential to receive a positive return on the securities is limited because of the downside threshold value. If the final index value is less than the initial index value and greater than or equal to the downside threshold value of 80% of the initial index value, meaning that the underlying index has declined but by no more than 20%, you will receive at maturity the stated principal amount of your investment plus a positive return reflecting 100% of the percentage decline. However, if the final index value is less than the downside threshold value, you will not benefit at all from the depreciation of the underlying index and you will instead receive a payment at maturity of only the stated principal amount of your investment, without any positive return on the securities. Accordingly, the maximum gain on the securities is limited because of the downside threshold value, and the inherent maximum payment at maturity is $1,200 per security, which would be payable only in the unlikely scenario that the final index value represents a decline of exactly 20% from the initial index value.

◼The market price of the securities will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including the value of the underlying index at any time, the volatility (frequency and magnitude of changes in value) of the underlying index, dividend rate on the stocks underlying the index, interest and yield rates in the market, time remaining until the securities mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

◼The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our

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Morgan Stanley Finance LLC

Bearish Range-Bound Equity-Linked Partial Principal at Risk Securities due September 8, 2022

Based on the Inverse Performance of the S&P 500® Index

credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

◼As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

◼The amount payable on the securities is not linked to the value of the underlying index at any time other than the determination date. The final index value will be based on the index closing value on the determination date, subject to postponement for non-index business days and certain market disruption events. Even if the value of the underlying index depreciates prior to the determination date but then appreciates by the determination date to be equal to or above the initial index value, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index prior to such appreciation. Although the actual value of the underlying index on the stated maturity date or at other times during the term of the securities may be lower or higher than the final index value, the payment at maturity will be based solely on the index closing value on the determination date.

◼The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the

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Morgan Stanley Finance LLC

Bearish Range-Bound Equity-Linked Partial Principal at Risk Securities due September 8, 2022

Based on the Inverse Performance of the S&P 500® Index

market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities will be influenced by many unpredictable factors” above.

￭Investing in the securities is not equivalent to investing in, or taking a short position in, the underlying index. Investing in the securities is not equivalent to investing in, or taking a short position in, the underlying index or its component stocks. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index, and investors will not participate in any performance of the underlying index beyond a level that results in a payment of the inherent maximum payment amount. If the final index value is less than the downside threshold value, you will not benefit at all from the depreciation of the underlying index and you will instead receive a payment at maturity of only the stated principal amount of your investment, without any positive return on the securities.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

◼The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial index value and the final index value, and will calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a discontinuance of the underlying index or a market disruption event, may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Equity-Linked Partial Principal at Risk Securities —Supplemental Redemption Amount,” “—Calculation Agent and Calculations,” “—Alternate Exchange Calculation in the Case of an Event of Default” and “—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

◼Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. MS & Co. and some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially decrease the initial index value, and, therefore, the value at or below which the underlying index must close on the determination

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Morgan Stanley Finance LLC

Bearish Range-Bound Equity-Linked Partial Principal at Risk Securities due September 8, 2022

Based on the Inverse Performance of the S&P 500® Index

date so that investors do not suffer a loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the determination date, could affect the value of the underlying index on the determination date, and, accordingly, the amount of cash an investor will receive at maturity.

Risks Relating to the Underlying Index

￭Adjustments to the underlying index could adversely affect the value of the securities. The publisher of the underlying index can add, delete or substitute the stocks underlying the underlying index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the underlying index. Any of these actions could adversely affect the value of the securities. The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index on the determination date, the final index value will be an amount calculated based on the prices of the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co, as calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of the index.

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Morgan Stanley Finance LLC

Bearish Range-Bound Equity-Linked Partial Principal at Risk Securities due September 8, 2022

Based on the Inverse Performance of the S&P 500® Index

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Information as of market close on September 1, 2021:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	4,524.09
52 Weeks Ago:	3,526.65
52 Week High (on 8/30/2021):	4,528.79
52 Week Low (on 9/23/2020):	3,236.92

The following graph sets forth the daily closing values of the underlying index for the period from January 1, 2016 through September 1, 2021. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The closing value of the underlying index on September 1, 2021 was 4,524.09. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The underlying index has at times experienced periods of high volatility, and you should not take the historical values of the underlying index as an indication of its future performance.

S&P 500® Index Historical Performance Daily Closing Values January 1, 2016 to September 1, 2021

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Morgan Stanley Finance LLC

Bearish Range-Bound Equity-Linked Partial Principal at Risk Securities due September 8, 2022

Based on the Inverse Performance of the S&P 500® Index

S&P 500® Index	High	Low	Period End
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter	2,690.16	2,529.12	2,673.61
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter	2,930.75	2,713.22	2,913.98
Fourth Quarter	2,925.51	2,351.10	2,506.85
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter	2,954.18	2,744.45	2,941.76
Third Quarter	3,025.86	2,840.60	2,976.74
Fourth Quarter	3,240.02	2,887.61	3,230.78
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter (through September 1, 2021)	4,528.79	4,258.49	4,524.09

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. See “S&P 500® Index” in the accompanying index supplement.

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Morgan Stanley Finance LLC

Bearish Range-Bound Equity-Linked Partial Principal at Risk Securities due September 8, 2022

Based on the Inverse Performance of the S&P 500® Index

Additional Terms of the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Underlying index publisher:	S&P Dow Jones Indices LLC or any successor thereof
Denominations:	$1,000 per security and integral multiples thereof
Call right:	The securities are not callable prior to the maturity date.
Postponement of maturity date:

If the determination date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following the determination date as postponed.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the determination date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual determination date as postponed.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the payment at maturity on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the securities to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

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Morgan Stanley Finance LLC

Bearish Range-Bound Equity-Linked Partial Principal at Risk Securities due September 8, 2022

Based on the Inverse Performance of the S&P 500® Index

Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

In the opinion of our counsel, Davis Polk & Wardwell LLP, the securities should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the securities, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the securities. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the securities generally will be treated as ordinary income. We have determined that the “comparable yield” for the securities is a rate of 0.1948% per annum, compounded semi-annually. Based on the comparable yield set forth above, the “projected payment schedule” for a security (assuming an issue price of $1,000) consists of a single projected amount equal to $1,001.9546 due at maturity.

You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the securities.

The following table states the amount of interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a security) that will be deemed to have accrued with respect to a security for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD

INTEREST INCOME DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER SECURITY)

TOTAL INTEREST INCOME DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER SECURITY) AS OF END OF ACCRUAL PERIOD

Original Issue Date through December 31, 2021

$0.6115

$0.6115

January 1, 2022 through June 30, 2022

$0.9746

$1.5861

July 1, 2022 through the Maturity Date

$0.3685

$1.9546

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the securities for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the securities.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld.

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Morgan Stanley Finance LLC

Bearish Range-Bound Equity-Linked Partial Principal at Risk Securities due September 8, 2022

Based on the Inverse Performance of the S&P 500® Index

You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. A holder who has made a separate investment the return of which is based on or linked to the performance of the underlying (including any component thereof) should discuss with its tax adviser the U.S. federal income tax consequences of an investment in the securities (including the potential application of the “straddle” rules).

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the stocks constituting the underlying index, in futures and/or options contracts on the underlying index or the component stocks of the underlying index listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could decrease the value of the underlying index on the pricing date, and, therefore, the value at or below which the underlying index must close on the determination date so that investors do not suffer a loss on their initial investment in the securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the determination date, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $994 per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the securities:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of

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Morgan Stanley Finance LLC

Bearish Range-Bound Equity-Linked Partial Principal at Risk Securities due September 8, 2022

Based on the Inverse Performance of the S&P 500® Index

reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2020, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Equity-Linked Securities and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Equity-Linked Partial Principal at Risk Securities, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement for Equity-Linked Partial Principal at Risk Securities and the index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for Equity-Linked Partial Principal at Risk Securities dated November 16, 2020

Index Supplement dated November 16, 2020

Prospectus dated November 16, 2020

Terms used but not defined in this document are defined in the product supplement for Equity-Linked Partial Principal at Risk Securities, in the index supplement or in the prospectus.

September 2021 Page 16